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                                                                   Exhibit 10.15

                                                               Execution Version

                          GSL INDUSTRIAL PARTNERS, L.P.
                           5858 WESTHEIMER, SUITE 800
                              HOUSTON, TEXAS 77057

                                 March 8, 2006

Suntron GCO, LP
2401 West Grandview Road
Phoenix, Arizona 85023
Attn: Hargopal (Paul) Singh

     Re: Earnest Money Contract dated effective as of December 27, 2005 (the
         "Initial Contract"), by and between GSL INDUSTRIAL PARTNERS, L.P., as buyer ("Buyer"), and SUNTRON GCO, LP, as seller ("Seller"), regarding the sale and purchase of approximately 36 acres of developed land, plus an additional approximately 7.5 acres of undeveloped land, located at 1111 Gillingham Lane, Sugar Land, Fort Bend County, Texas (the "Property")

Dear Mr. Singh:

     Reference is hereby made to the Initial Contract, as amended by that certain letter agreement dated February 2, 2006, executed by Seller and Buyer (the "First Letter Agreement"). All capitalized terms used in this second letter agreement (the "Second Letter Agreement") and not otherwise defined shall have the same meanings as set forth in the Initial Contract as modified by the First Letter Agreement. On and after the date hereof, all references to the "Contract" shall mean the Initial Contract as modified by the First Letter Agreement and this Second Letter Agreement.

     For and in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

     (1) SALES PRICE. Section 4 of the Contract shall be, and hereby is, amended, replaced and superseded to read in its entirety as follows:

     "4. SALES PRICE. The Buyer will pay the Seller the amount of NINETEEN MILLION THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($19,300,000) ("SALES PRICE"), as follows:

          (a) Seventeen Million Eight Hundred Thousand and No/100 Dollars ($17,800,000) of the Sales Price (the "INITIAL PAYMENT"), shall be paid in cash at Closing; and

          (b) One Million Five Hundred Thousand and No/100 Dollars ($1,500,000) of the Sales Price (the "DEFERRED PORTION OF THE SALES PRICE"), shall be paid by Buyer to Seller subject to and in accordance with the terms of this Section 4(b).

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Suntron GCO, LP
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               (i) Beginning on April 1, 2007, and subject to the satisfaction of the Financial Test (as such term is defined below), Buyer shall make payments to Seller, on a fiscal quarter basis, of $200,000 each (each, a "DEFERRED PAYMENT"), until the Deferred Portion of the Sales Price has been paid in full. All provisions of the Contract dealing with the Deferred Portion of the Sales Price shall survive the Closing and shall remain in effect until all of the Deferred Portion of the Sales Price has been paid to Seller. For purposes of this Section 4(b), the term "FINANCIAL TEST" shall consist of two (2) different financial tests that are based on the financial results of Seller's parent Suntron Corporation, a Delaware corporation ("SUNTRON"), as follows:

                         (A) The first test is based on and is a test of
                    Suntron's aggregate EBITDA margin (on a consolidated basis) (being the percentage that results from dividing EBITDA by net sales) for the most recent period consisting of four (4) consecutive fiscal quarters. For purposes hereof, Suntron's "EBITDA" is defined as Net Income or Loss (determined in accordance with U.S. generally accepted accounting principles consistently applied ("GAAP")) plus Interest Expense, Income Taxes, Depreciation and Amortization. For purposes of this calculation, Suntron's GAAP Net Income or Loss will be further modified to exclude (to the extent the following have been included in the calculation of EBITDA):
                    (I) up to $5 million of cumulative cash restructuring costs actually incurred, (II) all non-cash stock compensation, impairment and restructuring charges, (III) up to $1,500,000 of legal fees actually incurred related to the Applied Material litigation more particularly described in Suntron's periodic filings with the U. S. Securities and Exchange Commission, and (IV) the earnings impact (whether positive or negative) of any settlement in the Applied Material litigation.

                         (B) The second test is referred to as the Free Cash
                    Flow ("FCF") test. This test is based on and is a test of the ratio of Suntron's FCF to Suntron's "Cash Interest Expense" for the most recent period consisting of four (4) consecutive fiscal quarters. FCF for this calculation is defined as EBITDA from the financial test described in subsection (A) above less Suntron's net cash payments for capital expenditures (computed by taking the difference between cash paid for capital expenditures and cash proceeds from sales of capital assets as reported in Suntron's cash flow statement under GAAP). The amount of net cash payments for capital expenditures that are included in any 4 quarter period shall be the lesser of (I) $2,700,000 and (II) the net amount actually paid by Suntron during such period. For purposes hereof, "Cash Interest Expense" is defined as Suntron's accrual basis interest expense determined in accordance with GAAP less (I) amortization of debt issuance costs and (II) interest expense that is "payable in kind" pursuant to the terms of Suntron's debt agreements.

               The Financial Test is considered to be satisfied if any one of the following results are achieved:

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Suntron GCO, LP
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                         (X) Suntron's EBITDA margin is equal to at least 4.0%
                    for the most recent period consisting of four (4) consecutive fiscal quarters; or

                         (Y) Suntron's FCF ratio is equal to at least 2.0 to 1.0
                    for the most recent period consisting of four (4) consecutive fiscal quarters; or

                         (Z) Suntron's EBITDA margin is equal to at least 3.0%
                    and Suntron's FCF ratio is equal to at least 1.5 to 1.0 for the most recent period consisting of four (4) consecutive fiscal quarters.

               (ii) Buyer shall make a Deferred Payment to Seller on or before the date that is fifteen (15) days after Buyer has received certified financial calculations from Seller demonstrating compliance by Suntron with the Financial Test for the required time period in relation to such payment. Such written certifications of the financial calculations shall be made and certified by Suntron's Chief Financial Officer and shall include detailed calculations of the applicable Financial Test, provided Buyer shall have the right to request reasonable documentation which supports such calculations and to request other clarification related to such calculations. In the event that the requirements of the Financial Test are not met by Suntron for any particular period, then Buyer shall not be obligated to make any more Deferred Payments to Seller unless and until Suntron thereafter meets the Financial Test. Interest shall accrue on the unpaid portion of the Deferred Portion of the Sales Price at a rate equal to six and one-half percent (6.5%) per annum, compounded quarterly, provided that (A) such interest shall accrue and shall not be paid to Seller until all of the Deferred Portion of the Sales Price has been paid by Buyer to Seller in accordance with the terms hereof and (B) Buyer and Seller agree that if the loan from Buyer's first lien lender requires that Buyer pay an interest rate other than 6.5% per annum, the actual rate that Buyer pays from time to time on such loan shall be substituted for the rate set forth herein.

               (iii) In addition to the foregoing, and without regard to whether Seller is meeting the Financial Test, at any time that (A) the aggregate amount of (I) the unpaid portion of the Deferred Portion of the Sales Price, plus (II) the amount remaining drawable under the Supplemental LOC (as such term is defined in the Lease) (collectively, the "WITHHELD FUNDS"), exceeds (B) the Applicable Rent Balance (as such term is defined in the Lease), then Buyer shall, within ten (10) business days after Buyer's receipt of written request from Seller, pay to Seller out of the unpaid portion of the Deferred Portion of the Sales Price (plus any accrued but unpaid interest thereon) the amount, if any, by which the Withheld Funds exceed the Applicable Rent Balance, but not to exceed the remaining unpaid portion of the Deferred Portion of the Sales Price (plus any accrued but unpaid interest thereon).

               (iv) In addition, at any time after the date that is forty-two
               (42) months after the Commencement Date of the Lease (as such term is defined in the Lease), Suntron has achieved the Financial Test for eight (8) consecutive quarters, and provided that there is no Event of Default by Seller then existing at the time of Seller's request or Buyer's funding, Buyer shall, within ten (10) business days

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Suntron GCO, LP
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               after Buyer's receipt of written request from Seller, pay to
               Seller any portion of the Deferred Portion of the Sales Price (plus any accrued but unpaid interest thereon) that remains outstanding and unpaid as of such date.

               (v) On the date that is seven (7) years after the Closing Date, and provided that the Lease has not been terminated or the leased premises permanently repossessed by Buyer, whether or not the Lease is terminated, prior to such date, Buyer shall pay to Seller any portion of the Deferred Portion of the Sales Price (plus any accrued but unpaid interest thereon) that remains outstanding and unpaid as of such date.

               (vi) Notwithstanding any provision of this Contract to the contrary, Buyer shall not be obligated to make any payments to Seller towards the Deferred Portion of the Sales Price if there exists at the time such payment would otherwise be due (A) any monetary or payment Event of Default under the Lease, or (B) any non-monetary Event of Default under the Lease, which non-monetary Event of Default is reasonably expected to have an adverse affect to Buyer or the Property in the amount of $100,000 or more. Upon the cure of any such Event of Default, however, unless the Lease has been terminated or the leased premises permanently repossessed by Buyer, whether or not the Lease is terminated, any payment that was delayed due to the existence of the Event of Default shall be payable within ten (10) business days after Buyer's receipt of written request therefor from Seller."

     (2) APPLICATION OF EARNEST MONEY. The third sentence of Section 5 of the Contract shall be, and hereby is, amended, replaced and superseded to read in its entirety as follows:

     "At Closing, the Earnest Money and any interest earned thereon will be applied to the Initial Payment."

     (3) NO LIENS. Section 10(a)(1) of the Contract shall be, and hereby is, amended, replaced and superseded to read in its entirety as follows:

     "(1) With no liens, assessments, or Uniform Commercial Code or other security interests against the Property which will not be satisfied out of the Initial Payment; and"

     (4) CLOSING PAYMENT. Paragraph 2(a) of ATTACHMENT IV of the Contract shall be, and hereby is, amended, replaced and superseded to read in its entirety as follows:

     "(a) the Initial Payment, subject to prorations and other adjustments as may be set forth herein;"

     (5) LEASE. The form of the Lease attached as EXHIBIT "C" to the Contract shall be, and hereby is, amended, replaced and superseded by the form of the Lease attached hereto as EXHIBIT "C"-REPLACEMENT.

     (6) INSPECTION PERIOD. Paragraph 4 of the First Letter Agreement is hereby modified by the following: Seller and Buyer agree that the Inspection Period, and Buyer's right to

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Suntron GCO, LP
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terminate the Contract by the delivery of the Inspection Notice, shall be and hereby is extended until one (1) business day after the later of (a) the date of the final platting of the Property in accordance with the provisions of paragraph 1 of the First Letter Agreement; (b) the date on which Seller has notified Buyer of the completion of the repairs and replacements to the Property and provided Buyer with confirmation of the transferability of the Roof Warranties, both as provided for in paragraph 3 of the First Letter Agreement. The Closing shall occur no earlier than three (3) business days after the end of the Inspection Period.

     (7) APPROVAL OF BUYER'S FINANCIAL PARTNER. Seller and Buyer acknowledge and agree that the obligations of Buyer under the Contract are subject to the approval of such transactions by Buyer's prospective financial partner, AEW Capital Management, L.P. ("AEW"). If AEW has not approved the transactions contemplated by the Contract by March 20, 2006, then Buyer shall have the right, exercisable by written notice delivered by Buyer to Seller no later than 5:00 pm Houston, Texas time on March 22, 2006, to terminate the Contract. Upon any such termination, the Earnest Money shall be returned to Buyer free and clear of all rights and claims of Seller with respect thereto, and neither Buyer nor Seller shall have any further rights or obligations hereunder (except for matters expressly stated in the Contract to survive termination).

     (8) CLOSING DATE.

     (a) Seller and Buyer agree that the Closing shall occur simultaneously with the closing and funding of Suntron's proposed refinancing of Suntron's existing senior credit facility with Citicorp USA, Inc. with a new senior credit facility provided to Suntron by US Bank ("SUNTRON'S REFINANCING"); provided that the Closing shall occur no earlier than March 23, 2006 (in the event the actual closing and funding of Suntron's Refinancing occurs prior to such date) and not later than March 31, 2006.

     (b) Notwithstanding the foregoing, if Suntron's Refinancing has not occurred by March 31, 2006, either party shall have the right to extend the deadline for the occurrence of Suntron's Refinancing until May 31, 2006, by giving written notice of such extension to other party. Further if Suntron's Refinancing has not occurred by May 31, 2006, then either party shall have the right at any time thereafter to terminate the Contract by giving written notice of termination to the other party and the Earnest Money shall be refunded to Buyer.

     (c) Seller and Buyer agree to execute and deliver in escrow with the Title Company all documents and instruments required to effect the Closing within three (3) business days following the end of the Inspection Period.

     (d) Notwithstanding anything in this Paragraph 8 to the contrary, Buyer shall not be obligated to deliver the Initial Payment, and the Closing of the Contract shall not occur, until the actual closing and funding of Suntron's Refinancing.

     (9) SUNTRON BOARD APPROVAL. Seller and Buyer acknowledge and agree that the effectiveness of this Second Letter Agreement is conditioned on the approval of the Board of Directors of Suntron.

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Suntron GCO, LP
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     (10) ARBITRATION. In the event there is a dispute between Buyer and Seller as to (i) whether Seller has met the Financial Test for any period or (ii) any other matters related to the payment to Seller of the Deferred Portion of the Sales Price, Buyer and Seller agree to resolve such dispute by utilizing the arbitration process (the "ARBITRATION PROCESS") set forth in this paragraph. In the event there is a dispute between Buyer and Seller as to whether Seller has met the Financial Test for any period or is otherwise qualified to receive a payment from the Deferred Portion of the Sales Price, Buyer and Seller shall meet to immediately resolve that matter in good faith and as expeditiously as possible. If that matter cannot be resolved within ten (10) days after the applicable due date for the Deferred Payment in dispute, then an arbitrator from the list of arbitrators of the American Arbitration Association's Houston, Texas office shall be jointly selected by Seller and Buyer, and that arbitrator shall be unaffiliated with both Seller and Buyer and shall have at least five years experience as an arbitrator (the "ARBITRATOR"). If Seller and Buyer cannot mutually agree on the Arbitrator within five (5) business days, then the Arbitrator shall be appointed by the American Arbitration Association. After being duly appointed, the Arbitrator shall hold a hearing to determine the question submitted (the "ARBITRATION"). At the Arbitration, the Real Estate Industry Arbitration Rules of the American Arbitration Association then in effect shall govern, including the Expedited Procedures. The Arbitration shall commence within fifteen (15) days following appointment of the Arbitrator unless a different time is specified in the Expedited Rules then in effect. Further, the Arbitrator shall have the right to retain a nationally recognized accounting firm (or other accounting firm mutually acceptable to Seller and Buyer), which is independent of both Seller and Buyer, to assist the Arbitrator in analyzing financial information. Within ten (10) days after the Arbitration, the Arbitrator shall issue a decision in writing and in duplicate (the "ARBITRATION RULING"), one counterpart thereof to be delivered to each of Seller and Buyer. The Arbitration Ruling shall be binding, final and conclusive on Seller and Buyer, and may be entered in any court having jurisdiction. The costs of the Arbitration shall be borne by the party against whom the question so submitted is resolved, unless otherwise expressly provided in the Arbitration Ruling (such matter being an issue on which the Arbitrator is granted discretion to apportion based on the equities of the specific situation). Each party shall pay on request by the American Arbitration Association or Arbitrator all up-front costs of the Arbitration that are required to be prepaid. If either party fails to pay its share of the up-front costs of arbitration within ten (10) days after the American Arbitration Association or Arbitrator has notified such party that its fifty percent (50%) initial share thereof is due, and within an additional period of ten (10) days after the other party's written demand, then the Arbitrator shall make its ruling against the party who failed to pay such costs. Nothing herein contained shall preclude either Seller or Buyer from seeking any injunctive relief.

     (11) OFFSET RIGHT OF SELLER. If an Arbitrator has determined that a payment for the Deferred Portion of the Sales Price is due to Seller from Buyer, and Buyer fails to make such payment within ten (10) days following notice of the Arbitrator's decision, then Seller shall be entitled to exercise the offset rights described in Section II of Exhibit "G" of the Lease.

     Except as amended hereby, the Contract remains in full force and effect in accordance with its original terms. Telecopy delivery of this Second Letter Agreement signed by each party to the other shall be binding and effective the same as if an original signed copy has been delivered by each party to the other. This Second Letter Agreement may be executed in multiple

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Suntron GCO, LP
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counterparts, each of which shall be considered an original, and all of which together shall constitute one and the same document.

                                      * * *

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Suntron GCO, LP
Page 8 of 8


     If you have any questions or comments with respect to any of the foregoing, please do not hesitate to contact me.

                                        Sincerely yours,

                                        BUYER:

                                        GSL INDUSTRIAL PARTNERS, L.P.,
                                        a Texas limited partnership

                                        By: GSL Partners GP, LLC, a Texas
                                            limited liability company,
                                            its general partner


                                        By: /s/ WELCOME W. WILSON, SR.
                                            ------------------------------------
                                            Welcome W. Wilson, Sr.,
                                            Chairman and Chief
                                            Executive Officer

AGREED TO AND ACCEPTED
this _______ day of March, 2006:

SELLER:

SUNTRON GCO, LP,
a Texas limited partnership

By: Rodnic LLC, a Texas limited
    liability company,
    its general partner


By: /s/ JAMES A. DORAN
    ---------------------------------
    James A. Doran,
    Chief Financial Officer